BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

	Filed in the office of	Document Number 20170290148-74
Articles of Incorporation	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS CHAPTER 78)	Barbara K. Cegavske	07/06/2017 7:42 AM
	Secretary of State	Entity Number
	State of Nevada	E0317582017-3

1. Name of Corporation:

IIOT-OXYS, INC.

2. Registered Agent for Service of Process: Commercial Registered Agent: LAUGHLIN ASSOCIATES, INC.

3. Authorized Stock:

Number of shares with par value: 200000000

Par value per share: $0.001

Number of shares without par value: 0

4. Names and Addresses of the Board of Directors/Trustees

Carmine Catizone

266 Cedar Street

Cedar Grove, NJ 07009

Daniel Generelli

266 Cedar Street

Cedar Grove, NJ 07009

5. Purpose:

The purpose of the corporation shall be: - ANY LEGAL PURPOSE

6. Benefit Corporation:

7. Name, Address and Signature of Incorporator:

Zachary Walker	/s/ Zachary Walker
Name	Incorporator Signature

7841 S. Garfield Way

Centennial CO 80122

8. Certificate of Acceptance of Appointment of Registered Agent

I hereby accept appointment as Registered Agent for the above Entity:

/s/ LAUGHLIN ASSOCIATES, INC.	7/6/2017
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity	Date

The aggregate number of shares which the Corporation shall have the authority to issue is 200,000,000 shares. One hundred ninety million shares shall be designated common stock and shall have a par value of $0.001. Ten million shares shall be designated preferred stock and shall have a par value of $0.001 per share.

The Board of Directors of the Corporation is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series and to thereafter issue such stock from time to time.

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, Barbara K. Cegavske, the duly elected and qualified Nevada Secretary of State, do hereby certify that **IIOT-OXYS, INC.**, did on July 6, 2017, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 6, 2017.

Barbara K. Cegavske
Secretary of State

Certified By: Electronic Filing
Certificate Number: C20170706-0138
You may verify this certificate
online at http://www.nvsos.gov/